Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and Chief Executive Officer	Executive VP and Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Monday, December 15, 2008
SPARTECH ANNOUNCES FOURTH QUARTER RESULTS
AND CONTINUED PROGRESS ON FINANCIAL IMPROVEMENT INITIATIVES

ST. LOUIS, December 15, 2008 - Spartech Corporation (NYSE:SEH) announced today operating results for its 2008 fourth quarter and an additional $25 million of turnaround improvement initiatives. Strong operating cash flows and continued progress on structural cost reductions highlighted a quarter that experienced substantial volume decreases from weak end market demand. The fourth quarter 2008 results include a $254.1 million non-cash charge for asset impairments.
Fourth Quarter 2008 Financial Summary
♦	Net sales were $346.1 million compared to $366.2 million in the fourth quarter of 2007 representing a decrease of 5% reflecting weak end market demand partially offset by higher selling prices from the pass through of resin cost increases and sales mix changes. Sales volumes were down 21% in the fourth quarter of 2008 compared to the prior year reflecting demand declines in the transportation and recreation and leisure markets and general inventory reductions across most markets.

♦	Operating earnings excluding special items (consisting of the asset impairments and restructuring and exit costs) were $5.4 million which declined $3.8 million compared to the fourth quarter of 2007, primarily reflecting the lower sales volume partially offset by improved gross margins. Solid gross margin per pound increases reflected conversion cost savings from our cost reduction initiatives, improvements in our product sales mix, and the timely pass through of significant resin price increases.

♦	The reported operating loss of $249.4 million included special items totaling $254.8 million in the fourth quarter of 2008 and $2.2 million in the prior year fourth quarter. The non-cash asset impairments of $254.1 million primarily relate to the write off of goodwill from past acquisitions.

♦	The diluted loss per share was ($6.51) including the impact of non cash asset impairments and restructuring and exit costs. Excluding these special items, the earnings per diluted share for the fourth quarter of 2008 was $0.02 compared to $0.08 in the fourth quarter of 2007.

♦	Progress was achieved in improving cash flows and working capital. Cash flows from operations for the quarter of $45.8 million were higher than the $34.3 million in the fourth quarter of 2007 and funded $3.4 million of capital expenditures and $38.8 million of debt repayments. For the year, we realized $96.6 million in cash flows from operations and paid down $57.2 million in debt.
Turnaround Initiatives Update
The company continued to make progress on financial improvement and turnaround initiatives including structural cost reductions and additional actions to reduce our fixed cost footprint and strengthen our competitive position and cash flow. During the second quarter, a framework for a strategic assessment was established. In June, the assessment was completed and a roadmap was created for improving Spartech’s performance for enhanced short-

SPARTECH CORPORATION
FOURTH QUARTER 2008 EARNINGS

term results and long-term sustainable profit growth. The strategic review included the development of comprehensive portfolio plans, organizational restructuring plans, manufacturing cost reduction plans, and other financial turnaround initiatives. We accomplished measurable savings and initiated additional actions in the fourth quarter of 2008.
♦	2008 Turnaround Initiatives (Labor Reduction, Mankato Consolidation, St. Clair Consolidation) - During 2008, we undertook initial steps to streamline our manufacturing cost structure, in part by reducing the number of jobs at the company and optimizing the use of flex time and overtime in our operations. Our target was a 10% reduction in labor, but we realized a 12% reduction (representing approximately 440 full-time equivalents) from the beginning of calendar 2008 and this has resulted in approximately $15 million of lower labor-related costs in 2008 compared to 2007. In addition to the across-the-board labor reduction initiative, we announced two plant consolidations in 2008 which were completed in our fourth quarter: Mankato, Minnesota and St. Clair, Michigan. We expect to see an additional $10 million of benefit in 2009 due to the full-year impact of our labor reductions and the two plant consolidations.

♦	2009 Turnaround Initiatives (Procurement, Segmentation, Cost Footprint) - In this release, we are announcing actions to realize an additional $25 million in annualized benefits from initiatives in consolidating procurement, improving margin segmentation, and further optimizing our manufacturing cost footprint across the company. We have commenced many of these initiatives and made progress in laying the foundation for completing these actions throughout 2009. These new activities include specific moves to further consolidate compounding production and a decision to terminate our Plastics Recycling Center, LLC joint venture in recycled compounds which was completed in November. These two actions will provide annual benefits of approximately $2.0 million and cost approximately $2.0 million to complete.
In summary, we have now announced $50 million in improvements from the combined 2008 and 2009 Turnaround Initiatives. The $25 million in 2008 Turnaround Initiatives have been completed with $15 million of improvements benefiting 2008 and the incremental $10 million to be realized in 2009. The majority of the 2009 Turnaround Initiatives will be realized in 2009 as we implement them throughout our fiscal year. These actions will maximize cash flow in a challenging near term environment, improve our future earnings potential, and better position Spartech for an economic recovery.
Overview
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “We continue to manage through a very challenging economic environment that has negatively impacted the end markets we serve. We are experiencing weak end market demand in our major transportation, recreation and leisure, and residential construction markets, but we are also experiencing lower demand in most other markets. Our margins have faired well and we continue to realize steady progress with structural cost reduction efforts, but we have not been able to fully offset the sharp decreases in demand. As expected, resin prices have started to decline and we expect additional reductions in the near term.”
Mr. Odaniell continued, “We are taking aggressive actions to maximize cash flows and reduce our cost structure both in response to current market conditions but also to capitalize on unique improvement opportunities existing at Spartech. Our financial improvement initiatives at Spartech, which were initiated early in the year, has positioned us to address today’s very challenging market conditions and ensure we have a solid foundation for long-term success. While the current demand declines are more extreme and extended than we expected, we are staying the course on executing the turnaround initiatives and additional near term actions to improve our company. We are realistic about the challenges ahead in this market and are prepared to adjust actions as conditions warrant. Our effective management of working capital and aggressive cost reduction initiatives should support continued solid cash flow performance.”

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Consolidated Results
Net sales for the fourth quarter of 2008 were $346.1 million compared to $366.2 million in the fourth quarter of 2007 representing a decrease of 5%. This change was caused by a decline in underlying sales volume (-21%), partially offset by contributions from the Creative Forming acquisition (+2%) and an increase from price/mix changes (+14%). The underlying sales volume decline related largely to lower sales to the automotive and recreation and leisure markets. Price/mix changes reflect higher selling prices from effective pass through of significant resin cost increases that occurred through October.
The reported operating loss of ($249.4) million for the fourth quarter of 2008 compared to operating earnings of $7.0 million in the prior year fourth quarter. Operating earnings excluding special items were $5.4 million compared to $9.2 million in the fourth quarter of 2007. This $3.8 million decrease was primarily the result of the decline in sales volume from weak demand. In addition, our operating earnings excluding special items in our fourth quarter of 2008 were negatively impacted by a $2.7 million increase in bad debt reserves and $0.9 million of foreign currency loss resulting primarily from a significantly strengthening of the U.S. dollar compared to the Mexican peso. However, gross margin per pound sold was 11.4 cents in the fourth quarter of 2008 compared to 9.3 cents in the fourth quarter of 2007. This solid gross margin per pound increase reflected conversion cost savings from our cost reduction initiatives, improvements in our product sales mix, and the timely pass through of significant resin price increases.
Selling, general and administrative expenses increased $2.8 million in the fourth quarter of this year compared to the fourth quarter of last year due to the impact of higher bad debt expense ($1.9 million), placement fees for hiring new executives ($0.5 million), and the late 2007 acquisition of Creative Forming, Inc. ($0.2 million). Interest expense increased to $5.1 million in our fourth quarter of 2008 compared to $4.5 million in 2007 due to higher average debt levels from the impact of the Creative acquisition and stock buybacks in late calendar 2007. Our effective tax rate was impacted by the significant asset impairments, some of which are not tax deductible. We estimate our 2009 tax rate to be approximately 38-39%.
Segment Results
Custom Sheet & Rollstock—The sheet segment continued to be impacted by weak volume demand, but made progress on its cost reduction initiatives.

	Fourth Quarter		Fiscal Year
(In Millions)	2008	2007	2008	2007
Net Sales	$161.5	$164.5	$637.1	$674.8

Operating Earnings (Loss)	$(112.8)	$6.6	$(100.1)	$44.2

Operating Earnings, excluding Special Items	$6.4	$7.2	$19.8	$45.3

The net sales decrease of 2% reflected a 16% decrease in volume mostly offset by a 14% increase from price/mix changes. The volume decline was due primarily to continued weakness in the residential construction, transportation, and recreational vehicles sectors of our end markets. The increase from price/mix mostly represents higher resin costs that were passed on to customers as higher selling prices. The slight decrease in operating earnings excluding special items in the fourth quarter of 2008 reflects the impact of the significant decrease in volume mostly offset by a 2.7 cent increase in gross margin per pound. In addition, the operating earnings in the fourth quarter of 2008 included $1.0 million of additional bad debt expense.

SPARTECH CORPORATION
FOURTH QUARTER 2008 EARNINGS

Packaging Technologies—Net sales and operating earnings decreased with the lower volume.

	Fourth Quarter		Fiscal Year
(In Millions)	2008	2007	2008	2007
Net Sales	$68.6	$70.5	$274.4	$253.7

Operating Earnings	$4.7	$6.5	$18.8	$26.1

Operating Earnings, excluding Special Items	$5.4	$8.1	$20.2	$27.7

The net sales decrease of 3% in the fourth quarter was attributable to the net effect of $5.7 million in incremental sales from the Creative acquisition, 7% decrease from packaging related volume, 12% decrease from non-packaging related volume (related to automotive customers served by the Packaging Technologies operations), and an 8% increase from price/mix. The decrease in operating earnings reflects the lower volumes and a decrease in gross margin per pound of 1.3 cents as the conversion costs were not reduced enough to offset the lower volume.
Color & Specialty Compounds—Net sales decreased, but margins improved from the prior year fourth quarter.

	Fourth Quarter		Fiscal Year
(In Millions)	2008	2007	2008	2007
Net Sales	$100.3	$117.6	$414.0	$446.8

Operating Earnings (Loss)	$(111.3)	$1.4	$(98.0)	$23.1

Operating Earnings, excluding Special Items	$1.9	$1.5	$15.6	$23.3

Net sales in the fourth quarter decreased 15%, 27% from underlying volume decreases partially offset by a 12% increase from price/mix. The decrease in volume related to lower sales of compounds to domestic automotive, lawn and garden, and recreation and leisure markets which typically account for approximately 35% of this segment’s sales. The increase in price/mix reflects the reduction in sales to less profitable customers and higher resin costs that were passed on to customers as higher selling prices. This segment’s increase in operating earnings excluding special items was a result of the volume decline and $0.4 million in bad debt expense which was more than offset by an improved mix and some purchasing benefits that resulted in a gross margin per pound sold that was 1.7 cents higher than the prior year fourth quarter.
Engineered Products—Net sales and operating earnings excluding special items both increased with higher volumes.

	Fourth Quarter		Fiscal Year
(In Millions)	2008	2007	2008	2007
Net Sales	$15.8	$13.7	$73.4	$76.7

Operating Earnings (Loss)	$(20.7)	$0.8	$(13.3)	$9.6

Operating Earnings, excluding Special Items	$0.9	$0.8	$8.3	$9.6

Volume for the fourth quarter of 2008 was up 22% from the 2007 comparative quarter primarily related to higher sales of wheels into the lawn and garden market. Operating earnings excluding special items was up slightly from the net effect of higher volumes partially offset by a decrease in gross margin per pound due to mix.

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FOURTH QUARTER 2008 EARNINGS

Cash Flow Performance
We continue to make progress improving cash flows and working capital. Strong cash flows from operations for the quarter of $45.8 million were higher than both the $34.3 million in the fourth quarter of 2007 and the $34.1 million in the third quarter of 2008. Operating cash flows funded $3.4 million of capital expenditures and $38.8 million of debt repayments in the fourth quarter of 2008. For the year, we realized $96.6 million in cash flows from operations and paid down $57.2 million in debt. As of the end of the fourth quarter of 2008, we had $274.7 million of total debt.
Outlook
We will continue to execute on our structural cost reduction actions and financial improvement initiatives to reduce costs and maximize cash flows. These activities are in addition to work schedule reductions to accommodate dynamic changes in volumes. We expect a turbulent economic environment for the foreseeable future and we are prepared to adjust actions as conditions warrant. Our operating plans assume the recessionary effects will continue through 2009 and that volumes will be weak through this period. Our aggressive cost reduction efforts and financial discipline will enable us to effectively manage through this challenging market. We expect to emerge from this environment a stronger and better positioned company to support future long-term profitable growth.
Special Items
Special items (consisting of asset impairments and restructuring and exit costs) totaled $254.8 million in the fourth quarter of 2008 and $2.2 million in the prior year fourth quarter.
Asset impairments totaling $254.1 million consisted of non-cash charges for the write off of goodwill ($238.6) million, identifiable intangible assets ($6.9) million, and certain fixed assets at non-core operations ($8.5) million. These charges have no effect on cash flows, but reduced reported operating earnings and earnings per common share, resulting in a loss for the quarter and fiscal year ended November 1, 2008.
We incurred various restructuring and exit costs (primarily related to severance and moving costs) to complete the announced cost reduction activities to consolidate and close down production facilities. Restructuring and exit costs for these activities totaled $0.7 million for the fourth quarter of 2008. During the fourth quarter of 2008, we completed the consolidations of our Mankato, Minnesota and St. Clair, Michigan facilities. In addition, we are consolidating production of certain compounds that will allow us to operate more efficiently and we have terminated our Plastics Recycling Center, LLC joint venture in recycled compounds, both of which were completed in November. The joint venture with another plastics processing company was designed to process scrap compounds into pellets for consumption by the operating companies. We have alternative supplies at a more effective price and have decided to terminate the venture. The consolidation of compounding production and termination of the joint venture is estimated to improve operating earnings by approximately $2 million in 2009.
* * * * * * *
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.4 billion.

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FOURTH QUARTER 2008 EARNINGS

Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.
Important factors which have impacted and could impact our operations and results include:
(a)	further adverse in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	material adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	further adverse changes in the domestic automotive markets, including potential bankruptcies of one or more of the major automobile manufacturers or suppliers;

(e)	our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;

(f)	our inability to achieve the level productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration;

(g)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(h)	our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(i)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(j)	possible asset impairment charges;

(k)	our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;

(l)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(m)	adverse developments with work stoppages or labor disruptions, particularly in the automotive industry;

(n)	our inability to develop and launch new products successfully;

(o)	possible weaknesses in internal controls; and

(p)	our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from our system.

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FOURTH QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Net sales	$346,095	$366,238	$1,398,893	$1,451,983

Costs and expenses:
Cost of sales	314,199	333,479	1,273,015	1,288,402
Selling, general, and administrative expenses	25,229	22,397	92,557	83,830
Amortization of intangibles	1,299	1,165	5,189	4,500
Goodwill impairments	238,641	—	238,641	—
Fixed asset and other intangible asset impairments	15,431	1,550	15,503	1,550
Restructuring and exit costs	694	628	2,320	1,262

	595,493	359,219	1,627,225	1,379,544

Operating earnings (loss)	(249,398)	7,019	(228,332)	72,439

Interest expense (net of interest income: $61, $120, $395, and $501, respectively)	5,070	4,511	20,574	17,629

Earnings (loss) before income taxes	(254,468)	2,508	(248,906)	54,810

Income tax (benefit) expense	(57,071)	1,243	(56,794)	20,964

Net earnings (loss)	$(197,397)	$1,265	$(192,112)	$33,846

Net earnings (loss) per common share:
Basic	$(6.51)	$.04	$(6.35)	$1.06

Diluted	$(6.51)	$.04	$(6.35)	$1.05

Dividends declared per common share	$.05	$.135	$.37	$.54

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FOURTH QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited and dollars in thousands, except share data)

	November 1,	November 3,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$2,118	$3,409
Trade receivables, net of allowances of $4,550 and $1,572, respectively	176,108	212,221
Inventories	96,721	116,076
Prepaid expenses and other current assets	24,665	20,570

Total current assets	299,612	352,276

Property, plant and equipment, net	280,202	324,025
Goodwill	145,498	383,988
Other intangible assets, net	32,722	45,151
Other assets	4,385	5,431

Total assets	$762,419	$1,110,871

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$1,158	$448
Accounts payable	155,594	167,713
Accrued liabilities	42,676	49,319

Total current liabilities	199,428	217,480

Long-term debt, less current maturities	273,496	333,835
Other long-term liabilities
Deferred taxes	56,516	111,997
Other long-term liabilities	6,189	8,279

Total long-term liabilities	535,629	454,111

Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; Outstanding: 30,563,605 and 30,564,946 shares, respectively	24,849	24,849
Contributed capital	202,410	200,485
Retained earnings	53,834	257,111
Treasury stock, at cost, 2,568,241 and 2,566,900 shares, respectively	(56,389)	(52,531)
Accumulated other comprehensive income	2,086	9,366

Total shareholders’ equity	226,790	439,280

Total liabilities and shareholders’ equity	$762,419	$1,110,871

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FOURTH QUARTER 2008 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Fiscal Year Ended
	November 1,	November 3,
	2008	2007
Cash flows from operating activities
Net earnings (loss)	$(192,112)	$33,846
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	47,201	43,069
Stock-based compensation expense	3,634	2,884
Goodwill impairments	238,641	—
Fixed asset and other intangible asset impairments	15,846	1,550
Restructuring and exit costs	659	573
Provision for bad debt expense	4,763	2,099
Deferred taxes	(59,100)	2,792
Change in current assets and liabilities, net of effects of acquisitions:
Trade receivables	31,326	(6,172)
Inventories	19,026	10,291
Prepaid expenses and other current assets	1,727	(664)
Accounts payable	(11,691)	16,761
Accrued liabilities	(2,766)	(6,078)
Other, net	(542)	3,060

Net cash provided by operating activities	96,612	104,011

Cash flows from investing activities
Capital expenditures	(17,276)	(34,743)
Business acquisitions	(792)	(61,371)
Dispositions of assets	584	94

Net cash used in investing activities	(17,484)	(96,020)

Cash flows from financing activities
Bank credit facility (payments) / borrowings, net	(57,779)	36,823
Borrowings / (payments) on bonds and leases	573	(580)
Cash dividends on common stock	(13,926)	(17,006)
Issuance of common stock	2,812	—
Stock options exercised	16	8,449
Treasury stock acquired	(9,667)	(38,374)
Excess tax benefits from stock-based compensation	—	716
Debt issuance costs	(2,424)	—

Net cash used by financing activities	(80,395)	(9,972)

Effect of exchange rate changes on cash and cash equivalents	(24)	18

Decrease in cash and cash equivalents	(1,291)	(1,963)
Cash and cash equivalents at beginning of year	3,409	5,372

Cash and cash equivalents at end of year	$2,118	$3,409

SPARTECH CORPORATION
FOURTH QUARTER 2008 EARNINGS

SPARTECH CORPORATION
(Unaudited and dollars in thousands, except share data)
Within this press release we have included operating earnings (loss), net earnings (loss), and net earnings (loss) per dilutive share excluding special items, which are non-GAAP measurements and believe they are meaningful to investors because they provide a view of the Company’s comparable operating results. Special items (goodwill impairments, fixed asset and other intangible asset impairments, restructuring and exit costs, and former CEO separation expense) represent significant items that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures.

	Three Months Ended		Fiscal Year Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Operating earnings (loss) (GAAP)	$(249,398)	$7,019	$(228,332)	$72,439

Goodwill impairments	238,641	—	238,641	—
Fixed asset and other intangible asset impairments	15,431	1,550	15,503	1,550
Restructuring and exit costs	694	628	2,320	1,262
Former CEO separation expense	—	—	—	1,856

Operating earnings excluding special items (non-GAAP)	$5,368	$9,197	$28,132	$77,107

Net earnings (loss) (GAAP)	$(197,397)	$1,265	$(192,112)	$33,846

Goodwill impairments, net of tax	185,158	—	185,158	—
Fixed asset and other intangible asset impairments, net of tax	12,282	960	12,327	960
Restructuring and exit costs, net of tax	442	386	1,537	784
Former CEO separation expense	—	—	—	1,147

Net earnings excluding special items (non-GAAP)	$485	$2,611	$6,910	$36,737

Net earnings (loss) per diluted share (GAAP)	$(6.51)	$.04	$(6.35)	$1.05

Goodwill impairments, net of tax	6.11	—	6.12	—
Fixed asset and other intangible asset impairments, net of tax	.41	.03	.41	.03
Restructuring and exit costs, net of tax	.01	.01	.05	.02
Former CEO separation expense	—	—	—	.04

Net earnings per diluted share excluding special items (non-GAAP)	$.02	$.08	$.23	$1.14